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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of CCPC Holding Company, Inc., formerly named Corning Consumer Products Company, of our report dated January 19, 1998 except for the first paragraph of Note 2, as to which the date is March 16, 1998, relating to the financial statements of CCPC Holding Company, Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended December 31, 1997 when such schedule is read in conjunction with the consolidated financial statements referred to in our report. The audits referred to in such report also included such Financial Statement Schedule. We also consent to the references to us under the headings "Experts", "Summary Historical and Pro Forma Financial and Other Data", and "Selected Historical Consolidated Financial and Other Data" in such Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Summary Historical and Pro Forma Financial and Other Data" or "Selected Historical Consolidated Financial and Other Data."


PricewaterhouseCoopers LLP
New York, New York
September 16, 1998